CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K of Cavalier Holdings, Inc., of the following reports appearing in this Form 8-K:

Audited financial statements of Emissary Capital Group, LLC as of December 31, 2008 and for the period from November 5, 2008 (inception) through December 31, 2008, report dated August 26, 2009 and for the six month period from January 1, 2009 through June 30, 2009.

Compiled unaudited pro forma condensed combined financial statements of Cavalier Holdings, Inc. as of and for the six months ended June 30, 2009 and for the year ended December 31, 2008, report dated August 26, 2009.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
September 1, 2009